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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*


                           ENCORE ACQUISITION COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29255W100
                    ----------------------------------------
                                 (CUSIP Number)



                                DECEMBER 2, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the  appropriate  box to designate  the rule  pursuant to which this
      Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                Page 1 of 8 pages

CUSIP No.   29255W100
.............................
--------------------------------------------------------------------------------
      1. Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
Warburg, Pincus Equity Partners, L.P. .
13-3986317......................................................................
--------------------------------------------------------------------------------
      2.   Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)..................................................................
--------------------------------------------------------------------------------
           (b) [X]..............................................................
--------------------------------------------------------------------------------
      3.   SEC Use Only ........................................................
--------------------------------------------------------------------------------
      4.   Citizenship or Place of Organization Delaware
           .....................................................................
--------------------------------------------------------------------------------
Number of Shares        5.   Sole Voting Power Not Applicable
Beneficially by              ...................................................
Owned by Each      -------------------------------------------------------------
Reporting               6.   Shared Voting Power 7,419,943
Person With:                 ...................................................
                   -------------------------------------------------------------
                        7.   Sole Dispositive Power Not Applicable
                             ...................................................
                   -------------------------------------------------------------
                        8.   Shared Dispositive Power 7,419,943
                             ...................................................
--------------------------------------------------------------------------------
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       7,419,943
           .....................................................................

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable
           ..................................

      11.  Percent of Class Represented by Amount in Row (9)  24.5%
           .....................................................................
--------------------------------------------------------------------------------
      12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN .............................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................

--------------------------------------------------------------------------------


                                Page 2 of 8 pages

CUSIP No.  29255W100
.................................................................................
--------------------------------------------------------------------------------
      13.  Names of Reporting Persons.
           I.R.S.  Identification  Nos. of above persons (entities only).
Warburg Pincus & Co.
13-6358475......................................................................
--------------------------------------------------------------------------------
      14.  Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)..................................................................

           (b) [X]..............................................................
--------------------------------------------------------------------------------
      15.  SEC Use Only
           .....................................................................
--------------------------------------------------------------------------------
      16.  Citizenship or Place of Organization Delaware
           .....................................................................
--------------------------------------------------------------------------------
Number of Shares        17.  Sole Voting Power Not Applicable
Bene-ficially by             ...................................................
Owned by Each      -------------------------------------------------------------
Reporting               18.  Shared Voting Power 7,419,943
Person With:                 ...................................................
                   -------------------------------------------------------------
                        19.  Sole Dispositive Power Not Applicable
                             ...................................................
                   -------------------------------------------------------------
                        20.  Shared Dispositive Power  7,419,943
                             ...................................................
                   -------------------------------------------------------------
      21.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       7,419,943
           .....................................................................

      22. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable

           .....................................................................
      23.  Percent of Class Represented by Amount in Row (9)  24.5%

           .....................................................................
--------------------------------------------------------------------------------
      24.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN .............................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................

--------------------------------------------------------------------------------


                               Page 3 of 8 pages

CUSIP No.   29255W100
...............................
--------------------------------------------------------------------------------
      25.  Names of Reporting Persons.
           I.R.S. Identification  Nos. of above persons (entities only).
Warburg Pincus LLC
13-3536050......................................................................
--------------------------------------------------------------------------------
      26.  Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)..................................................................

           (b)|X|...............................................................
--------------------------------------------------------------------------------
      27.  SEC Use Only
--------------------------------------------------------------------------------
      28.  Citizenship or Place of Organization  Delaware
           .....................................................................
--------------------------------------------------------------------------------
Number of Shares        29.  Sole Voting Power  Not Applicable
Bene-ficially by   .............................................................
Owned by Each      -------------------------------------------------------------
Reporting               30.  Shared Voting Power 7,419,943
Person With:       .............................................................
                   -------------------------------------------------------------
                        31.  Sole Dispositive Power Not Applicable
                   .............................................................
                   -------------------------------------------------------------
                        32.  Shared Dispositive Power  7,419,943

                   .............................................................
--------------------------------------------------------------------------------
      33.  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       7,419,943
           ..................................................................

      34. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable
           ..................................
--------------------------------------------------------------------------------
      35.  Percent of Class Represented by Amount in Row (9)  24.5%
           .....................................................................
--------------------------------------------------------------------------------
      36.  Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

OO .............................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................
.................................................................................

--------------------------------------------------------------------------------


                                Page 4 of 8 pages

PRELIMINARY NOTE: This information contained in this Schedule 13G is being amended to reflect a sale by Warburg, Pincus Equity Partners, L.P. of 2,193,357 shares of the Issuer's Common Stock for a per share sale price of $19.3775.

ITEM 1.

      (A) NAME OF ISSUER:

      Encore Acquisition Company

      (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      777 Main Street, Suite 1400, Fort Worth, Texas 76102

ITEM 2.

      (A) NAME OF PERSON FILING:

      Filed by and on behalf of Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, ("WPEP"); Warburg Pincus & Co., a New York general partnership ("WP"), which is the general partner of WPEP; and Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPEP. The members of WP LLC are substantially the same as the partners of WP.

      (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017 (C) CITIZENSHIP: Delaware (D) TITLE OF CLASS OF SECURITIES:

      Common Stock, par value $0.01

      (E) CUSIP NUMBER:

      29255W100

ITEM  3.  IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO   SS.SS.240.13D-1(B)   OR
      240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

ITEM 4. OWNERSHIP.

WARBURG, PINCUS EQUITY PARTNERS, L.P.

      (A) AMOUNT BENEFICIALLY OWNED:

      7,419,943

      (B) PERCENT OF CLASS:

      24.5% (based on 30,275,113 shares outstanding as of December 2, 2003).

      (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

           (i) Sole power to vote or to direct the vote: -0-


                               Page 5 of 8 pages

           (ii)  Shared power to vote or to direct the vote: 7,419,943

           (iii) Sole power to dispose or to direct the disposition of: -0-

           (iv)  Shared  power to  dispose  or to  direct  the  disposition  of:
                 7,419,943

WARBURG PINCUS & CO.

      (A) AMOUNT BENEFICIALLY OWNED:

      7,419,943

      (B) PERCENT OF CLASS:

      24.5% (based on 30,275,113 shares outstanding as of December 2, 2003).

      (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

           (i)   Sole power to vote or to direct the vote: - 0 -

           (ii)  Shared power to vote or to direct the vote: 7,419,943

           (iii) Sole power to dispose or to direct the disposition of: -0-

           (iv)  Shared  power to  dispose  or to  direct  the  disposition  of:
                 7,419,943

WARBURG PINCUS LLC

      (A) AMOUNT BENEFICIALLY OWNED:

      7,419,943

      (B) PERCENT OF CLASS:

      24.5% (based on 30,275,113 shares outstanding as of December 2, 2003).

      (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

           (i)   Sole power to vote or to direct the vote: -0-

           (ii)  Shared power to vote or to direct the vote: 7,419,943

           (iii) Sole power to dispose or to direct the disposition of: -0-

           (iv)  Shared  power to  dispose  or to  direct  the  disposition  of:
                 7,419,943

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE


                                Page 6 of 8 pages

PARENT HOLDING COMPANY

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATION

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  DECEMBER 3, 2003                   WARBURG, PINCUS EQUITY PARTNERS, L.P.
      --------------------

                                           By:      WARBURG, PINCUS & CO.
                                                    its General Partner

                                           By:
                                                    ----------------------------
                                                    Name:  Scott A. Arenare
                                                    Title: Partner






                                Page 7 of 8 pages

                                 Exhibit Index:


      1. Exhibit A - Joint Filing Agreement, dated as of February 7, 2002, (by and among Warburg, Pincus Equity Partners, L.P., Warburg Pincus & Co. and Warburg Pincus LLC pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934) filed with the SEC with Form 13G on February 7, 2002, is incorporated by reference.




     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEEss.240.13d-7 for other parties for whom copies are to be sent.



    ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)











                                Page 8 of 8 pages